                                                                   EXHIBIT 12(b)

                              ALASKA AIRLINES, INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)


                                     1993            1992           1991            1990            1989
                                  ----------     ----------      ----------     ----------      ----------

Earnings:
  Income (loss) before income
    tax expense and acounting
    change . . . . . . . . . . .  $ (44,539)     $ (120,815)     $  16,588      $   24,466      $  67,174

Less:  Capitalized interest. . .         --          (5,581)        (7,449)         (8,866)        (3,548)
Add:
Interest on indebtedness . . . .     28,777          33,747         31,703          13,171         14,070
Amortization of debt expense . .         72             315             66              66             68
Portion of rent under long-term
  operating leases
  representative of an interest
  factor . . . . . . . . . . . .     49,719          40,185         32,884          30,843         23,921
                                   --------        --------       ---------       --------       --------

Total Earnings Available for
  Fixed Charges. . . . . . . . .  $  34,029      $  (52,149)     $  73,792      $   59,680      $ 101,685
                                   --------        --------       ---------       --------       --------
                                   --------        --------       ---------       --------       --------

Fixed Charges:
Interest . . . . . . . . . . . .  $  28,777      $   33,747      $  31,703      $   13,171      $  14,070
Amortization of debt expense . .         72             315             66              66             68
Portion of rent under long-term
  operating leases
  representative of an interest
  factor . . . . . . . . . . . .     49,719          40,185         32,884          30,843         23,921
                                   --------        --------       --------        --------       --------

Total Fixed Charges. . . . . . .  $  78,568      $   74,247      $  64,653      $   44,080      $  38,059
                                   --------        --------       --------        --------       --------
                                   --------        --------       --------        --------       --------

Ratio of Earnings to Fixed
Charges  . . . . . . . . . . . .       0.43           (0.70)          1.14            1.35           2.67
                                   --------        --------       ---------       --------       --------
                                   --------        --------       ---------       --------       --------


Deficiency . . . . . . . . . . .  $  44,539      $  126,396             --              --             --
                                   --------        --------       ---------       --------       --------
                                   --------        --------       ---------       --------       --------


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